Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 74 to Registration Statement No. 002-84776 on Form N-1A of our report dated February 13, 2007 relating to the financial statement and financial highlights of Fidelity Advisor Mid Cap II Fund (currently a fund of Fidelity Advisor Series I) appearing in the Annual Report on Form N-CSR of Fidelity Advisor Series II for the year ended December 31, 2006 and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP Deloitte & Touche LLP Boston, Massachusetts
June 26, 2007